Exhibit 10.7(A)

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into this 11th day of November, 2010, by and between Robert Kocienski (“Executive”) and American Wagering, Inc. (“AWI” or “Employer”) (individually each is a “party” or collectively, the “parties”).

Employer and Executive have determined to enter into an agreement concerning Executive’s employment as Chief Operating Officer and Principal Financial Officer (“COO” and “PFO”);

For good and valuable consideration and in consideration of the mutual promises and mutual covenants contained herein, Employer and Executive agree as follows:

1.     EMPLOYMENT TERM.  This is a three (3) year Agreement as of the 11th day of November, 2010 (the “Hire Date”) and continuing until the 11th day of November, 2013, unless earlier terminated as hereinafter provided in Section 5.  This Agreement shall not be renewed without a written, signed Agreement executed by the Employer and the Executive; however, the parties agree to review this Agreement six (6) months prior to the expiration date.

2.     DUTIES.

a.     During the term of this Agreement, Executive shall render full-time professional services to Employer consistent with the positions of COO and PFO as described in the job description attached hereto as Exhibit A.  Executive agrees to perform these duties in a competent and faithful manner and in accordance with Employer’s rules, practices, policies, and regulations, as generally in effect from time to time for all employees of Employer.  Executive shall observe and adhere to all applicable professional and ethical standards of his profession.  Executive shall be expected to work the reasonable hours and days necessary to meet the needs of Employer.  Executive will report directly to Employer’s Chief Executive Officer and with secondary reporting obligations to AWI’s Board of Directors (the “Board”).

b.     Executive shall be included on any decision to maintain, or in the selection of new representation of, Employer’s independent auditors and/or SEC counsel.

c.     Executive shall be appointed Treasurer of Employer and all wholly-owned subsidiaries.

d.     Licensing Requirements.

i)      Executive and the Employer agree that this Agreement and/or Executive’s employment may be subject to the approval of one or more gaming regulatory authorities (the “Authorities”) pursuant to the provisions of the relevant gaming regulatory statutes (the “Gaming Acts”) and the regulations promulgated there under (the “Gaming Regulations”).  Executive and the Employer hereby covenant and agree to use their best efforts to obtain any and all approvals required by the Gaming Acts and/or Gaming Regulations.  In the event that (i) an approval of this Agreement or Executive’s employment by the Authorities is required for Executive to carry out Executive’s duties and responsibilities under this Agreement and (ii) this Agreement or employee’s employment is not so approved by the Authorities, then this Agreement shall immediately terminate and shall be null and void, thus extinguishing any and all obligations of the Employer.

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ii)     If applicable, Executive and the Employer agree that, in order for Executive to discharge the duties required under this Agreement, Executive must apply for or hold a license, registration, permit or other approval (the “License”) as issued by the Authorities pursuant to the terms of the relevant Gaming Act and as otherwise required by this Agreement.  In the event Executive fails to apply for and secure, or the Authorities refuse to issue or renew Executive’s License, Executive, at the Employer’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to either remove the objections or secure or reinstate the Authorities’ approval, respectively.  The foregoing notwithstanding, if the source of the objections or the Authorities’ refusal to renew or maintain Executive’s License arise as a result of any of the events constituting Cause as defined in this Agreement, then the Employer’s obligations under this section shall not be operative and Executive shall promptly reimburse the Employer upon demand for any expenses incurred by the Employer pursuant to this section.

e.     The Employer and Executive hereby covenant and agree that the provisions of this section shall apply in the event Executive’s duties require that Executive also be licensed by governmental agencies other than the Authorities.

3.     OTHER SERVICES AND ACTIVITIES.

a.     During the term of this Agreement, Executive shall devote substantially all of his professional work efforts to Employer’s practice.  Executive shall not engage in any other employment or remunerative activities unless such activities are first approved in writing by the Employer’s Chairman of the Audit Committee, as the designee of the Chairman of the Board, and the CEO.  Notwithstanding the foregoing, nothing contained herein shall preclude the Executive from: (a) serving on the boards of directors of other companies or organizations with the approval of the Board (not to be unreasonably withheld) or serving on the boards of directors of not-for-profit companies or organizations without the approval of the Board; (b) investing in and managing passive investments; or (c) pursuing his personal, financial and legal affairs provided that such activity does not materially interfere with the performance of the Executive’s obligations under this Agreement.

4.     COMPENSATION AND BENEFITS.

a.     Basic Salary.  Executive will be paid an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) payable by-weekly in twenty-six (26) equal installments (“Basic Salary”), less deductions or amounts as required to be deducted or withheld by applicable law or regulation.  Basic Salary shall be prorated for the month in which employment commences or terminates, or in which employment is less than twelve (12) months in duration.

b.     Additional Salary.  Executive will be paid an additional salary of Two Hundred Four Thousand Two Hundred Sixty Dollars and Fifty-Five Cents ($204,260.55) payable in by-weekly in seventy-eight (78) equal installments (“Additional Salary”), less deductions or amounts required to be deducted or withheld by applicable or regulation.

c.     Bonus.  Employee shall be eligible for an annual bonus pursuant to the Company’s bonus program as determined by the Board.

d.     401 (k).  Executive shall be entitled to participate in, with the same benefits as other employees pursuant to, Employer’s company sponsored 401 (k) plan with Employer making matching contributions

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at the annual rate of no less than four percent (4%) of the Basic Salary up to any limit imposed by federal law (“4% contribution”) once Employer reinstates the matching contribution policy again.

e.     Paid Time Off.     During the term of this Agreement, Executive shall be entitled to twenty (20) days of paid time off (“PTO”) granted to employees of Employer and usable (and payable) in accordance with Employer’s Employee Handbook.

f.      Medical and Dental Insurance.   Employer shall provide for payment of Executive’s and dependents’ medical and dental insurance pursuant to Employer’s company sponsored plan(s).

g.     Reimbursement for Expenses.  Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by his during employment in the performance of the duties under this Agreement pursuant to Employer’s policy within a reasonable time of presentation of such bills, expenses statements, vouchers or such other supporting information as CEO and/or the Board may reasonably require.  In the event Employer requires Executive to travel on business during the term, Executive shall be reimbursed for any travel expenses in accordance with Employer’s policy. Employer accepts financial responsibility for all fees, costs and expenses due to gaming related investigations and licensing.

h.     Non-Qualified Stock Option Awards.  The Executive shall be granted a non-statutory stock option (the “Option”) to purchase 1,047,490 shares of common stock pursuant to the terms of the Company’s 2010 Stock Incentive Plan and the Non-Qualified Stock Option Agreement attached hereto as Exhibit B.   The Option shall be granted as of November 10, 2010, subject to approval by the Company’s stockholders at the next annual meeting of stockholders.

5.     TERMINATION OF EXECUTIVE.  If Executive’s employment is terminated, he shall be entitled to the amounts or benefits set forth in this Section 5, beyond which Employer and Executive shall have no further obligations to each other, except Executive’s confidentiality and other obligations under Section 6, the parties’ non-jury trial obligations under Section 8, or as set forth in any written agreement the parties subsequently enter into.

a.     TERMINATION FOR CAUSE.

i)      Employer may terminate Executive’s employment under this Agreement and all of its obligations hereunder at any time for cause, as defined below.  Depending on the severity of the alleged wrong-doing (where such alleged wrong-doing is so sever that no cure can be provided by Executive) and prior to terminating Executive’s employment, the Executive shall have 30 days to cure after receiving written notice from the Board of the alleged basis for termination for Cause.

ii)     Upon termination of Executive’s employment and this Agreement for Cause, Employer shall pay Executive (i) that portion of accrued, but unpaid Basic Salary and Reimbursement for Expenses (x) properly incurred before the termination date, (y) supported by vouchers or receipts, and (z) provided to Employer within thirty-three (33) days of Executive’s termination for Cause; and (ii) that portion of the Additional Salary up to and equaling $141,411.15.  Executive shall forfeit (i) all unvested Stock Options issued or issuable, (pursuant to the Employer’s Stock Option Plan), (ii) any unpaid Bonus, and (iii) any accrued but unused PTO.  Except as set forth in the preceding two (2) sentences and as otherwise required by law (such as COBRA benefits or 401 (k) Plan rights), all of Executive’s rights to compensation hereunder, expressly the remaining $62,849.80 in Additional Salary in Section 4(b),  shall be terminated, in the event of termination for Cause, as of the termination date.

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iii)    “Cause” shall mean, without limitation, any of the following events: (a) Executive’s material failure or refusal to comply with this Agreement; (b) Executive’s inability or failure to secure and/or maintain any licenses or permits required by government agencies with jurisdiction over the business of the Employer; (c) Executive’s gross negligence or willful misperformance of his Duties; (d) Executive is convicted or pleas nolo contender of a felony or any other crime involving moral turpitude or dishonesty which, in the good faith opinion of Employer, would impair Executive’s ability to perform his duties or be detrimental to Employer’s business reputation; (e) Executive’s failure or refusal to comply with (i) Employer’s policies, practices, standards or regulations, (ii) any governmental or regulatory agency’s laws, rules, regulations, policies, or codes to which Employer is subject, or (ii) reasonable and lawful directives of the Board or CEO (other than by reason of physical or mental illness, injury, or condition); (f) Executive’s unauthorized disclosure of Employer’s trade secrets and other confidential business information; (g) Executive’s unsatisfactory job performance including, but not limited to, Executive’s failure to devote substantial time and attention to the performance of his duties for Employer; (h) Executive’s breach of his duty of loyalty; (i) Executive’s act of fraud, misrepresentation, theft or embezzlement or the misappropriation of Employer assets; and/or Executive becoming barred or prohibited by the U.S. Securities and Exchange Commission from holding his position with Employer.  “Cause” shall be determined by the court of competent jurisdiction as set forth in Section 8.

b.     TERMINATION FOR ILLNESS OR DISABILITY OF EXECUTIVE.  If Executive is unable to perform his Duties for Employer for a period of more than sixty (60) consecutive days or one hundred twenty (120) for at least calendar days, whether or not consecutive, in any 365 calendar day period due to a “disability” as defined by 42 U.S.C.A. § 12101 et seq., Americans with Disabilities Act of 1990 (the “ADA”), and as except as prohibited by applicable law, Employer may terminate this Agreement upon not less than thirty (30) days written notice to the Executive.  Duties are defined set forth in Section 2.  Upon termination of this Agreement, Employer shall pay Executive for the remaining months of Basic Salary payable under this Agreement as if it had not terminated, the Additional Salary, Reimbursement for Expenses, and any accrued but unused PTO ( the “Pay-Out”). In exchange for Executive’s execution of a separation agreement, approved by the Executive and mutual general release, in a form supplied by Employer, within three (3) days after the termination and Executive does not subsequently properly revoke the release, Employer shall continue to pay Executive one (1) year of additional Basic Salary, (1) year of Executive’s existing medical coverage, plus vesting all Stock Options pursuant to the Employer’s Stock Incentive Plan (the “Severance”).

c.     DEATH OF EXECUTIVE.  This Agreement will terminate immediately upon the death of the Executive.  If Executive dies during the term of this Agreement, Employer shall pay Executive’s estate the  Pay-Out through date of death.  In exchange for Executive’s estate’s execution of a general and mutual release, in a form supplied by Employer, within three (3) weeks after the termination and Executive’s estate does not subsequently properly revoke the release, Employer shall pay the estate the Severance.

d.     TERMINATION WITHOUT CAUSE.  Employer may terminate Executive’s employment at anytime for any reason, and without advance notice.  If Executive is discharged by Employer for a reason other than for “Cause” or for “death” or “Disability,” he will receive the Pay-Out. In addition, Executive will receive the following special benefits provided he signs a separation agreement and general release, both in a form mutually agreed to by the parties, within three (3) days after his employment ends and does not subsequently properly revoke the release: the Severance, whereby the 1 year Basic Salary will be paid in a lump sum payment; and Executive shall be entitled to any Bonuses awarded but not paid.

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e.     RESIGNATION WITH GOOD REASON.  If Executive resigns for Good Reason, his employment will end on his last date of work and he will receive the Pay-Out. In addition, Executive will receive the following special benefits provided he signs a separation agreement and general release, both in a form mutually agreed to by the parties, within three (3) days after his employment ends and does not subsequently properly revoke the release: the Severance, whereby the 1 year Basic Salary will be paid in a lump sum payment; and Executive shall be entitled to any Bonuses awarded but not paid:

i)      Demotion. Except for a paid leave of absence during an internal investigation as described in Section 5(a), Executive’s duties or responsibilities are substantially and adversely diminished from those in effect immediately before such event other than merely as a result of Employer ceasing to be a public company.

ii)     Failure to Disclose.  Employer fails to disclose material financial or related information to Executive.

iii)    Breach of Promise. Employer materially breaches this Agreement or fails to pay Executive any compensation within ten (10) days after it is due, for any reason other than Employer’s failure was due to incidents beyond Employer’s control—which may include, but are in no way limited to: (i) Computer or network problems with Employer’s or a vendor’s payroll software program; (ii) destruction of Employer’s corporate office or business interruption due to fire, flood, natural disaster, riot, other incidents of calamity, terrorism, or acts of war; and/or (iii) acts of God.

iv)   Failure to Maintain Adequate D&O Liability Insurance.  Employer fails to obtain and/or maintain adequate amounts of coverage of directors’ and officers’ liability insurance as recommended or directed by the Audit Committee.

v)    Change of Control.  Executive and Employer agree that Executive may resign for Good Reason due to change of control, receiving the greater of  (i) the balance due as set forth in the remainder of the full term of this Agreement regarding: any and all unpaid Basic Salary, unpaid Additional Salary, Reimbursement for Expenses, any accrued but unused PTO, vested and unvested Stock Options, and a pro rata share of Bonus, or (ii) one (1) year of Basic Salary, unpaid Additional Salary, Reimbursement for Expenses, any accrued but unused PTO, vested and unvested Stock Options, and a pro rata share of Bonus; whichever is greater. Payments of either (i) or (ii) above are to be paid within 30 days of Executive’s resignation for Good Reason due to Change of Control. Change of Control is defined below.

(1)   A “Change of Control,” means the occurrence of any of the following:

(a)           Any transaction involving Employer as a direct party, whether voluntarily or involuntarily, that results in the acquisition by a group, (as such term is used in Section 13(d)(3) of the Exchange Act ) excluding the current majority shareholders of record owning at least 500,000 shares common stock of Employer (as of the Hire Date of this Agreement), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 51% of the aggregate outstanding voting power of capital stock of Employer (in respect of the general power to elect directors), as a result of  a merger, acquisition, consolidation, dissolution, whether or not by operation of law, or any other manner requiring approval and/or licensure by the Nevada Gaming Authorities prior to the completion of the anticipated transaction including, but limited to, a transaction between Employer and a third Person that results in a merely a transfer of Employer’s securities on one hand or a transfer of all or substantially all of Employer’s assets.  A Change of Control does not constitute a “going private transaction” in which

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current majority shareholders of record owning at least 500,000 shares common stock of Employer (as of the Hire Date of this Agreement) retain control of the newly private entity (“newco”); this Agreement is assigned to newco; and Executive’s job duties with newco remain substantially the same as set forth in this Agreement.

vi)   Notice of Prospective Action. Executive is officially notified (or it is officially announced) that Employer will take any of the actions listed above during the term of this Agreement.  However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (i) Executive does not terminate employment within thirty (30) days after the event occurs with knowledge of Executive (except for a Change of Control); or (ii) Employer reverses   the action or cures the default that constitutes Good Reason within thirty (30) days after Executive notifies Employer in writing that Good Reason exists before Executive terminates employment. If Executive has Good Reason to terminate employment, he may do so even if he is on a leave of absence due to physical or mental illness or any other reason, but he must do so before his actual or constructive Disability termination as defined herein.

vii)  Disputes Under This Section. All disputes relating to this Agreement, including disputes relating to this Section 5, shall be resolved by a non-jury trial under Section 8.

f.      VOLUNTARY RESIGNATION.  Employer may accept Executive’s voluntarily termination his employment and this Agreement effective on (i) the date set forth in Executive’s ninety (90) days written notice, (ii) any earlier date, or (iii) the filing date of Employer’s Annual Report on Form 10-KSB if Employer is preparing for or in the process of closing the year end books.   Upon Executive’s voluntary resignation, Employer shall pay Executive (i) that portion of accrued, but unpaid Basic Salary through termination date and Reimbursement for Expenses (x) properly incurred before the termination date, (y) supported by vouchers or receipts, and (z) provided to Employer within five (5) days of Employer accepting Executive’s written notice to voluntarily resign, (ii) any accrued but unused PTO; and (iii) that portion of the Additional Salary up to and equaling $141,411.15.  .  Executive shall forfeit (i) all unvested Stock Options issued or issuable, pursuant to the Employer’s Stock Option Plan and (ii) any unpaid Bonus.  Except as set forth in the preceding two (2) sentences and as otherwise required by law, such a 401(k) Plan benefits and Cobra benefits, all of Executive’s rights to compensation hereunder expressly the remaining $62,849.80 in Additional Salary in Section 4(b), shall be terminated, in the event of Voluntary Resignation, as of the termination date.

6.     CONFIDENTIALITY AND NON-COMPETITION.

a.     Definitions:

i)      The term “confidential information” refers to Employer’s ideas, creations, works of authorship, works of visual art, business documents, contracts, licenses, business and non-business relationships, correspondence, operations, manuals, performance manuals, operating data, projections, bulletins, supplier and customer lists and data, sales data, cost data, profit data, strategic planning data, financial planning data, designs, proposed logos, proposed motifs, proposed trademarks or service marks, test results, product or service literature, product or service concepts, manufacturing or sales techniques, process data, specification data, know how, show how, software, data bases, research and development information and data that is marked “confidential” or “proprietary” or should be reasonably understood to be confidential.

ii)     The term “trade secrets” means unpublished inventions or works of authorship as well as all

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information possessed by and/or developed by and/or for Employer, including a formula, pattern, compilation, program device, method, technique, or process to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances; and/or (iii) the information is reasonably the subject of trade secret protection under relevant and applicable state statutes (including, without limitation, the Uniform Trade Secrets Act as enacted in Nevada).

iii)    The term “work of authorship” means any computer program, code or system as well as any literary, pictorial, sculptural, graphic or audio visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and jointly with others that (i) relates to any of Employer’s existing or potential products, practices, processes, formulations, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; and/or  (ii) relates to ideas, work or investigations conceived or carried on by Employer, or Executive in connection with or because of performing services for Employer.

b.     Executive shall not be under any obligation to maintain in confidence, any information (or portion thereof) disclosed to his by Employer to the extent that such information: (a) is in the public domain at the time of disclosure; (b) following disclosure, becomes generally known or available through no action or omission on the part of Executive in violation of this Agreement; (c) is furnished to others by Employer without restriction on disclosure; or (d) is known, or becomes known, to Executive from a source other than Employer or its representatives, provided that disclosure by such source is not in breach of a confidentiality agreement with Employer of which Executive, or (e) is aware; or is independently developed by Executive without violating any of its confidentiality obligations.

c.     Confidentiality under this Agreement:

i)      Executive agrees that he will not directly or indirectly use or disclose any of Employer’s confidential information, trade secrets, and/or works of authorship whether in written, verbal, or model form, at any time or in any manner, except as required in the conduct of Employer’s business or as expressly authorized by CEO in writing.  The obligations of this Agreement are continuing and survive the termination of Executive’s employment with Employer.  Executive agrees to take all reasonable precautions within his control to protect against the unauthorized disclosure of inventions, works of authorship, trade secrets, and/or confidential information possessed by and/or developed by and/or for Employer.   Executive acknowledges and agrees that such confidential information, trade secrets, and/or works of authorship constitute Employer’s sole and exclusive property.

ii)     Executive shall not remove from Employer any confidential information, trade secrets, works of authorship, and/or any other documents pertaining to Employer’s business, unless expressly authorized by CEO in writing.  Upon termination of his employment, Executive shall turn over to Employer the originals, plus all copies, of any and all papers, documents and things, including information stored for use in or with computers and software (regardless of whether information is stored on such computers or software is/are personal or Employer supplied) all files, Rolodex cards, phone books, notes, price lists, bids, notebooks, books, memoranda, drawings, tools, or other documents: (1) made, compiled by, or delivered to Executive concerning any customer served by Employer, or personnel of Employer, or any product, equipment, software, or process manufactured, used, developed, designed, computer code written, or investigated by Employer; (2) containing any confidential

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information and/or trade secrets; or (3) otherwise relating to Executive’s performance of duties under this Agreement.  Executive further acknowledges and agrees that all such documents are Employer’s sole and exclusive property.

7.     BREACH OF CONFIDENTIALITY.

a.     Upon a breach of the duties and obligations set forth in Section 6 above, Employer may immediately apply for injunctive relief from any court with jurisdiction over the breach of this Agreement, and Employer will be entitled to recover its reasonable costs and attorney’s fees, if it prevails.

i)      In addition, the parties agree that the damages to Employer that would result from Executive’s breach of his duties contained herein may be extremely difficult or impossible to ascertain, and that if that is the case, Employer will be entitled to recover for each breach of the Executive’s obligations under this Agreement, liquidated damages from Executive in the amount of three (3) months’ worth of Executive’s salary at termination of employment.  The parties expressly agree that this liquidated damages provision is reasonable under the provisions of Nevada law and is not intended as a penalty.  In addition, the parties agree that this clause does not limit Employer’s right to obtain any other relief and/or damages due to Executive’s breach of his obligations under this Agreement, and is instead meant only to provide for damages to Employer should it be unable to prove actual damages from Executive’s breach.

ii)     The remedies set forth above shall be cumulative and nonexclusive and shall be in addition to any other remedy to which Employer may be entitled.  Upon any breach of Section 6 by Executive, Employer may seek to recover damages under any and all potential causes of action.  Should Employer have to initiate litigation for monetary or injunctive relief, it shall be entitled to recover from Executive its reasonable costs and attorney’s fees, if it prevails.  Likewise, should Employer not prevail in its action for monetary or injunctive relief, Employer shall reimburse Employee for his reasonable attorneys’ fees incurred to defend the action.

8.     WAIVER OF NON-JURY TRIAL.

i)      The parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof (a “Dispute”) shall be resolved in a non-jury trial in the Business Court division of District Court Clark County, Nevada.

9.     NOTICES.

a.     Any notice required or desired to be given under this Agreement, by either party to the other shall be in writing and may be affected by personal delivery or by registered or certified mail at the addresses listed below or at such other addresses as either party may notify the other:

i)	if to Employer, to:	Victor Salerno
American Wagering, Inc.
675 Grier Drive
Las Vegas, Nevada 89119

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ii)	if to Executive, to:	Robert Kocienski
675 Grier Drive
Las Vegas, Nevada 89119

b.     Notices personally delivered will be deemed effective upon receipt.  Notices sent by registered or certified mail will be deemed effective three (3) days after mailing.

10.  CONSTRUCTION OF AGREEMENT.

a.     Enforcement.         This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Nevada.  In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unforceability, shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

b.     Amendments.       This Agreement may be amended or modified only by a writing executed and agreed upon by both parties.

c.     Waiver.  Waiver by either party of any term or condition of this Agreement or any breach thereof will not operate or be construed as a waiver of any other term of condition or subsequent breach.  No waiver shall be binding unless executed in writing by the party making the waiver.

d.     Merger.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements, negotiations, and communications between the parties, whether oral or written.

e.     Headings. The headings of the Paragraphs of this Agreement are for convenience only and shall not affect the construction or interpretation of any of its provisions.

11.  ASSIGNMENT.

Executive acknowledges that his services are unique and personal and, accordingly, that Executive may not assign his rights or delegate any of his duties and obligations under this Agreement.  Employer’s rights and obligations under this Agreement will inure to the benefit of, and be binding upon, Employer’s successors and assigns.

12.  REVIEW/UNDERSTANDING OF AGREEMENT.

Each party to this Agreement has had the opportunity to review the Agreement with legal counsel of his or its choice and has had the opportunity to modify or eliminate any ambiguous provisions.  Therefore, it is agreed that each party hereto is considered a drafter of this Agreement and that the contract interpretation rule which holds that ambiguities are to be interpreted against the drafting parties is expressly waived by the parties.

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13.  COUNTERPARTS.

This Agreement may be executed in any number of counterparts conformed by facsimile signatures transmitted by telephone, PDF, or electronic signatures, all of which shall be deemed a duplicate original.

EMPLOYER			EXECUTIVE

By:	/s/ Victor Salerno		By:	/s/ Robert Kocienski
	American Wagering, Inc.			Name: Robert Kocienski
	Name: Victor Salerno			Position accepted: Chief Operating Officer /
	Its: Member of Board of Directors, CEO			Principal Financial Officer
	Date signed:	November 11, 2010		Date signed:	November 11, 2010

EMPLOYER

By:	/s/ Judith Zimbelmann
American Wagering, Inc.
Name: Judith Zimbelmann
Its: Member of the Board of Directors
	Date signed:	November 11, 2010

EMPLOYER

By:	/s/Robert Barengo
American Wagering, Inc.
Name: Robert Barengo
Its: Member of the Board of Directors
	Date signed:	November 11, 2010

EMPLOYER

By:	/s/ W. Larry Swecker
American Wagering, Inc.
Name: W. Larry Swecker
Its: Member of the Board of Directors
	Date signed:	November 11, 2010

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Exhibit A

Job Description

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Exhibit B

Non-Qualified Stock Option Agreement

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